Exhibit 21.1

List of Subsidiaries

The subsidiaries of Zoom Technologies, Inc. are:

a) Gold Lion Holding, Ltd.,

b) Profit Harvest Corporation,

c) Jiangsu Leimone Electronic Company, Ltd.,

d) Tianjin Tong Guang Group Digital Communication Company, Ltd.,

e) Silver Tech Enterprises, Ltd.,

f) Ever Elite Corporation, Ltd., and

g) Nollec Wireless Company, Ltd.